EXHIBIT 10(dd)
CONFIDENTIAL AND LEGALLY PRIVILEGED

                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                          AMERICAN EXPLORATION COMPANY

                                       AND

                                  MARK ANDREWS

                                TABLE OF CONTENTS
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ARTICLE I.   TERM AND DUTIES . . . . . . . . . . . . . . . . . . . . . . . .   -2-

     Section 1.1    TERM.. . . . . . . . . . . . . . . . . . . . . . . . . .   -2-
     Section 1.2    DUTIES.. . . . . . . . . . . . . . . . . . . . . . . . .   -3-

ARTICLE II.  COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . .    -4-

     Section 2.1    BASIC COMPENSATION . . . . . . . . . . . . . . . . . . .   -4-
     Section 2.2    ANNUAL BONUS.. . . . . . . . . . . . . . . . . . . . . .   -5-
     Section 2.3    RIGHTS UNDER STOCK COMPENSATION
                    PLANS NOW IN EFFECT  . . . . . . . . . . . . . . . . . .   -6-
     Section 2.4    INCENTIVE, SAVINGS AND RETIREMENT PLANS. . . . . . . . .   -6-
     Section 2.5    WELFARE BENEFIT PLANS. . . . . . . . . . . . . . . . . .   -6-
     Section 2.6    EXPENSES.. . . . . . . . . . . . . . . . . . . . . . . .   -7-
     Section 2.7    FRINGE BENEFITS. . . . . . . . . . . . . . . . . . . . .   -7-
     Section 2.8    OFFICE AND SUPPORT STAFF.. . . . . . . . . . . . . . . .   -7-
     Section 2.9    VACATION.. . . . . . . . . . . . . . . . . . . . . . . .   -7-
     Section 2.10   TOTAL COMPENSATION.. . . . . . . . . . . . . . . . . . .   -8-

ARTICLE III. TERMINATION OF EMPLOYMENT . . . . . . . . . . . . . . . . . . .   -8-

     Section 3.1    EVENTS OF TERMINATION. . . . . . . . . . . . . . . . . .   -8-
     Section 3.2    TERMINATION PROCEDURES AND CERTAIN DEFINITIONS . . . . .  -13-
     Section 3.3    OBLIGATIONS OF THE CORPORATION ON TERMINATION. . . . . .  -15-

ARTICLE IV.  PURPOSE; NONCOMPETITION . . . . . . . . . . . . . . . . . . . .  -21-

     Section 4.1    PURPOSE. . . . . . . . . . . . . . . . . . . . . . . . .  -21-
     Section 4.2    CONFIDENTIAL INFORMATION.. . . . . . . . . . . . . . . .  -21-
     Section 4.3    NONCOMPETITION.. . . . . . . . . . . . . . . . . . . . .  -22-
     Section 4.4    OIL AND GAS INTEREST OWNERSHIP.. . . . . . . . . . . . .  -22-
     Section 4.5    CORPORATE OPPORTUNITY. . . . . . . . . . . . . . . . . .  -23-

ARTICLE V.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  -24-

     Section 5.1    ENFORCEABILITY . . . . . . . . . . . . . . . . . . . . .  -24-
     Section 5.2    REMEDIES . . . . . . . . . . . . . . . . . . . . . . . .  -24-
     Section 5.3    RESIGNATION AS BOARD AND COMMITTEE MEMBER. . . . . . . .  -24-
     Section 5.4    NO OFFSET; ENFORCEMENT OF AGREEMENT. . . . . . . . . . .  -25-
     Section 5.5    ASSIGNMENT BY THE EXECUTIVE; SUCCESSORS. . . . . . . . .  -26-
     Section 5.6    WAIVER . . . . . . . . . . . . . . . . . . . . . . . . .  -27-

                                     (i)

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     Section 5.7    NOTICE . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
     Section 5.8    POST-TERMINATION CONSULTING AND NONCOMPETITION . . . . .  -27-
     Section 5.9    APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . .  -28-
     Section 5.10   TAXES. . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
     Section 5.11   ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . .  -28-
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                                     (ii)

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT, effective as of the 30th day of November, 1995, by and between AMERICAN EXPLORATION COMPANY, a Delaware corporation having its principal place of business at 1331 Lamar, Suite 900, Houston, Texas 77010 (the "Corporation") and MARK ANDREWS, an individual residing at 2909 Inwood, Houston, Texas 77019 (the "Executive"),

                                WITNESSETH THAT:

          WHEREAS, the Executive has been employed by the Corporation continuously since March 1, 1980;

          WHEREAS, the Compensation Committee (the "Compensation Committee") of the Corporation's Board of Directors (the "Board") has determined that it is in the best interests of the Corporation and its shareholders to continue to employ the Executive and the Executive desires to continue to be employed by the Corporation;

          WHEREAS, certain terms and conditions of the Executive's employment by the Corporation are set forth in a letter agreement, dated as of September 1, 1994, as amended and supplemented to date (the "Severance Agreement");

          WHEREAS, the parties desire to provide for a comprehensive employment agreement pursuant to which the terms and conditions of the Executive's employment would be set forth; and

          WHEREAS, the terms of this Agreement were duly approved and authorized for and on behalf of the Corporation by the Board at a meeting held on September 7, 1995, at which meeting a quorum was present and voted, were subsequently duly approved by the Compensation Committee at a meeting held on September 14, 1995, at which meeting a quorum was present and voted and were subsequently duly approved and authorized for and on behalf of the Corporation at a meeting of the Board held on November 30, 1995, at which meeting a quorum was present and voted;

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective upon the Effective Date (as defined in Section 1.1), to substitute the provisions of this Agreement for the provisions of the Severance Agreement and other employment agreements or arrangements between the Corporation and the Executive in effect on the date hereof, except as otherwise expressly provided herein:

ARTICLE I.  TERM AND DUTIES

     SECTION 1.1 TERM. The Corporation hereby agrees to employ the Executive as Chairman of the Board of Directors and Chief Executive Officer of the Corporation and each of the Corporation's subsidiaries and the Executive hereby agrees to serve in such capacity, upon the terms and conditions herein contained. The initial term of this Agreement is for a period (the "Initial Term") commencing as of the date first above written (the "Effective Date") and continuing until December 31, 2000. Thereafter, this Agreement shall be renewed automatically for one additional year on each December 31 (the Initial Term, as so extended, the "Active Employment Period") unless (i) the Board gives written notice to the Executive at least three months prior to any such renewal date or (ii) this Agreement otherwise has been terminated in accordance with its provisions.

     SECTION 1.2 DUTIES. As Chairman of the Board of Directors and Chief Executive Officer of the Corporation and its subsidiaries, the Executive shall have and perform those duties on behalf of the Corporation which are required by its By-Laws and the directives of the Board or committees thereof and which are reasonable and customary for an individual holding such offices to perform, such duties to include, without limitation, all of the following:

          (a) Being responsible for establishing, subject to approval by the Board, overall corporate strategy and planning;

          (b) Developing the basic objectives, policies, and operating plans of the business and submitting them to the Board for approval;

          (c) Implementing business plans and policies adopted by the Board through his personal efforts and through his delegation of the performance of duties to subordinate employees of the Corporation and its subsidiaries and to other persons or companies;

          (d) Interpreting organizational policies and supervising the administration thereof by subordinates and reviewing and approving proposed internal policies of subordinate units;

          (e) Supervising and directing the Corporation's relationships with, and representing the Corporation with, its major shareholders, investors, joint venture partners, bankers, investment bankers, members of the petroleum industry and other members of the financial and investment banking industry;

          (f) Determining and presenting operating and capital expenditure budgets for review and approval by the Board;

          (g) Planning and directing all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets;

          (h) Analyzing operating results of the Corporation and its principal components relative to established objectives and determining appropriate steps to be taken to correct unsatisfactory conditions;

          (i) Determining, subject to approval by the Board, the Corporation's financial structure and reviewing projections of working capital requirements, including negotiating and otherwise arranging for any outside financing;

          (j) Prescribing specific limitations of the authority of all other executives regarding policies, contractual commitments, expenditures, and personnel actions;

          (k) Reviewing and approving the appointment, employment, transfer or termination of all other executives; and

          (l) Resolving any conflicts arising between operating groups, staff units and other operating areas.

The duties of the Executive may be changed from time-to-time by the mutual consent of the Executive and the Corporation without terminating this Agreement and, in such event, the employment of the Executive shall continue under this Agreement as so modified.

ARTICLE II.  COMPENSATION

     SECTION 2.1  BASIC COMPENSATION

          (a) During the Active Employment Period, the Corporation shall continue to pay to the Executive an annual base salary (which shall accrue proportionately from day to day) of

$310,000 payable in equal semi-monthly installments on the same dates the other officers of the Corporation are paid. The Executive's base annual salary payable pursuant to this Section 2.1 (including any increases thereof pursuant to Section 2.1(b)) is hereinafter referred to as the Executive's "Basic Compensation."

          (b) The Corporation and the Executive acknowledge that the Compensation Committee shall, from time to time, but no less frequently than annually, review the Executive's Basic Compensation and may increase (but in no event decrease) such compensation by such amounts as the Compensation Committee deems proper. The criteria which the Compensation Committee may take into consideration in providing for any such increases are the basic compensation payable to the individuals holding like offices of comparable oil and gas companies, the Executive's ability and performance, the success achieved by the Corporation, the total economic return to the Corporation's shareholders, increases in the cost of living, and such other criteria as the Compensation Committee may deem relevant.

     SECTION 2.2 ANNUAL BONUS. In addition to Basic Compensation, the Executive shall participate in each bonus program adopted by the Compensation Committee or the Corporation, if any, to the fullest extent provided generally at any time after the Effective Date to other executives of the Corporation and shall be awarded, with respect to each fiscal year ending during the Active Employment Period, the annual bonus (the "Annual Bonus") in cash and other applicable consideration applicable to the Executive under the bonus plan in effect for the then current year. Each such Annual Bonus shall be paid within a reasonable time after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.



     SECTION 2.3    RIGHTS UNDER STOCK COMPENSATION
                         PLANS NOW IN EFFECT

          (a) STOCK OPTIONS. All stock options heretofore granted to the Executive under the American Exploration Company Stock Compensation Plan and the 1994 American Exploration Company Stock Compensation Plan, or any successor plans thereto, or any other stock compensation or employee benefit plan of the Corporation (collectively, all such plans are herein referred to as the "Stock Compensation Plans") as of the Effective Date of this Agreement shall continue in effect, vesting as therein or otherwise herein provided, and the Executive shall have the right to exercise any vested stock option, whenever granted, until it expires by its terms under the applicable option agreement, regardless of whether the Executive is employed by the Corporation at the time of such exercise.

          (b) RESTRICTED STOCK. All shares of Restricted Common Stock granted to the Executive under the Stock Compensation Plans as of the Effective Date shall continue to vest as provided in the grants thereof or as otherwise provided herein.

     SECTION 2.4 INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Active Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Corporation.

     SECTION 2.5 WELFARE BENEFIT PLANS. During the Active Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Corporation (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life (including continuation throughout the Active Employment Period of the $2.5 million life insurance policy currently maintained on the Executive's life for the benefit of his family), group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Corporation.

     SECTION 2.6 EXPENSES. During the Active Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Corporation as in effect generally with respect to other executives of the Corporation.

     SECTION 2.7 FRINGE BENEFITS. During the Active Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Corporation as in effect generally with respect to other executives of the Corporation.

     SECTION 2.8 OFFICE AND SUPPORT STAFF. During the Active Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive secretarial and other assistance, at least equal to the most favorable of the foregoing as provided at the Effective Date with respect to any executive of the Corporation.

     SECTION 2.9 VACATION. During the Active Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Corporation as in effect generally with respect to other executives of the Corporation.

     SECTION 2.10 TOTAL COMPENSATION. The Executive's "Total Compensation" means the total of (i) Basic Compensation, including amounts the Executive has electively deferred under an arrangement qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), to any cafeteria plan under Section 125 of the Code or otherwise, plus (ii) an amount equal to the aggregate cash amounts paid to the Executive in respect of bonuses over the three most recent fiscal years of the Corporation divided by three.

ARTICLE III.    TERMINATION OF EMPLOYMENT

     SECTION 3.1    EVENTS OF TERMINATION

          (a) DEATH. The Executives's employment shall terminate automatically upon the Executive's death.

          (b) DISABILITY. If the Corporation determines in good faith that the Disability of the Executive has occurred during the Active Employment Period (pursuant to the definition of Disability set forth below), it may give the Executive written notice in accordance with Section 5.7 of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Corporation on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative.

          (c) WITHOUT CAUSE. Notwithstanding any other provision hereunder, the Corporation shall have the right to terminate the Executive's employment hereunder without "Cause" (as defined in Section 3.1(d)) at any time during the Active Employment Period for any reason in the sole discretion of the Corporation upon not less than ninety (90) days' prior written notice to the Executive.

          (d) CAUSE. The Corporation may terminate the Executive's employment during the Active Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

               (i) The willful and continued failure of the Executive to perform substantially the Executive's duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which demand shall specifically identify the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

               (ii) The willful engaging by the Executive in illegal conduct or gross misconduct in connection with the performance of his duties hereunder which is materially injurious to the Corporation.

          For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of any senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above and specifying the particulars thereof in detail.

          (e) GOOD REASON. The Executive may terminate his employment during the Active Employment Period for Good Reason at any time upon thirty (30) days' notice to the Corporation. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any one or more of the following events:

               (i) A change in the Executive's duties described in Section 1.2, or except for the election of John F. Bookout as Chairman of the Board, a change in the titles or offices described in Section 1.2, or any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions, except with the Executive's written consent.

               (ii) A reduction in the Executive's Basic Compensation or the failure by the Corporation to increase such compensation each year by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all senior officers of the Corporation (other than the Executive) during such year or the failure by the Corporation to continue to provide prompt payment (or reimbursement to the Executive) of all reasonable expenses incurred by the Executive in connection with the Executive's professional and business activities;

               (iii) A failure by the Corporation to waive any and all restrictions that might exist on the exercise of any stock options or with respect to any awards of restricted stock held by the Executive under the Stock Compensation Plans as of the date of a Change of Control (as defined below);

               (iv) The Corporation requiring the Executive to be based anywhere other than Houston, Texas ("Office"), except for travel on business to an extent reasonably required in the performance of the Executive's duties hereunder or, in the event the Executive consents to any relocation of his Office, the failure by the Corporation to pay (or reimburse the Executive for) all reasonable moving expenses (including all costs, fees and transfer taxes incurred in selling his principal residence) incurred by the Executive relating to a change of the Executive's principal residence in connection with such relocation and to indemnify the Executive against, and reimburse him for, any loss (defined as the difference between the actual sales price of such residence and the higher of
(a) the Executive's aggregate investment in such residence or (b) the fair market value of such residence as determined, at the Corporation's expense, by an independent real estate appraiser designated by the Executive (and reasonably satisfactory to the

Corporation)), together with an amount equal to the federal, state and local taxes payable by the Executive in respect of all of the amounts payable to the Executive as contemplated under this paragraph;

               (v) The failure by the Corporation to include the Executive as a participant in any benefit or compensation plan or arrangement generally available to executives of the Corporation or the failure by the Corporation to provide the Executive with the number of paid vacation days, holidays and personal days to which the Executive is entitled in accordance with the Corporation's normal leave policy;

               (vi) The failure of the Corporation to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Corporation;

               (vii) Any purported termination of the Executive's employment by the Corporation which is not effected pursuant to the express terms of this Agreement, including the Notice of Termination requirements of Section 3.2(a);

               (viii) The failure of the Corporation to maintain for the benefit and use by the Executive of an office and support staff as contemplated by Section 2.8;

               (ix) The failure of the Corporation to pay or reimburse the Executive for any expenses incurred by the Executive as provided in this Agreement; or

               (x) The filing of a voluntary or involuntary petition of bankruptcy by or against the Corporation or the insolvency of the Corporation. For purposes of this Section 3.1(e), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

          (f)  RETIREMENT.    The Executive may terminate his employment by
reasons of "Retirement" at the end of the fiscal year of the Corporation in which the Executive attains the age of 65 or such later date as the Board shall set with the consent of the Executive (the "Retirement Effective Date").

          (g) VOLUNTARY TERMINATION. The Executive shall have the right at any time after the Effective Date to voluntarily terminate his employment by the Corporation (a "Voluntary Termination") for any reason in the sole discretion of the Executive by not less than thirty (30) days' prior written notice to the Corporation; provided however, a termination without Cause, by reason of Death, Disability or Retirement, or Good Reason shall not be treated for any purpose hereunder as a Voluntary Termination.

     SECTION 3.2    TERMINATION PROCEDURES AND CERTAIN DEFINITIONS

          (a) NOTICE OF TERMINATION. Any termination by the Corporation for Cause, without Cause, by reason of Disability or by the Executive for Good Reason or in a Voluntary Termination or Retirement, shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 5.7 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation, respectively, hereunder or preclude the Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Corporation's rights hereunder. The Executive's continued employment with the Corporation after a Notice of Termination is provided shall not constitute consent to, or a waiver of any rights with respect to, any circumstance constituting Good
Reason hereunder.

          (b) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Corporation for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date not less than ninety (90) days after the date on which the Corporation notifies the Executive of such termination, (iii) if the Executive terminates his employment for Good Reason or in a Voluntary Termination, the Date of Termination shall be the date, not less than thirty (30) days after the date on which the Executive notifies the Corporation of such termination and (iv) if the Executive's employment is terminated by reason of death, Disability or Retirement, the Date of Termination shall be the date of death of the Executive, the Disability Effective Date or the Retirement Effective Date, as the case may be. In the case of a Voluntary Termination, the Corporation shall have the option, exercisable by written notice to the Executive within ten (10) days after the Executive's Notice of Termination is provided to the Corporation, to designate any date prior to the expiration of the aforesaid notice as the date on which the Executive shall cease to be an officer of the Corporation, and the effective date of termination hereunder shall be any earlier date so designated by the Corporation.

          (c)  CHANGE OF CONTROL.  A "Change of Control" shall have occurred if:

               (i) twenty percent (20%) or more of the outstanding common stock of the Corporation has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation;

               (ii) there has been a merger or equivalent combination involving the Corporation after which 49% or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Corporation; or

               (iii) twenty percent (20%) or more of the members of the Board elected by shareholders are persons who were not nominated in the then most recent proxy statement of the Corporation.

     SECTION 3.3    OBLIGATIONS OF THE CORPORATION ON TERMINATION

          (a)  TERMINATION UPON DEATH OR DISABILITY, WITHOUT
               CAUSE OR FOR GOOD REASON.

               If the Executive's employment is terminated upon his death or Disability, without Cause or for Good Reason:

               (i)  IN GENERAL.

               The Corporation shall immediately pay the Executive in cash the amount of Basic Compensation previously earned but not yet paid.

               (ii) SEVERANCE BENEFITS.

                    (1) All stock options and awards of restricted common stock of the Executive under the Stock Compensation Plans, which have not already vested, shall immediately vest and all performance shares and other awards under the Stock Compensation

Plans and other compensatory plans, programs or arrangements, if any, shall vest and be paid in full, computed on the assumption that 100% (or, if greater, the maximum percentage) of the targeted level of Corporation's or the Executive's performance has been met, using the Date of Termination as the valuation date;

                    (2) Except as otherwise determined by the Executive, the period during which any stock options granted to the Executive under the Stock Compensation Plans may be exercised shall be extended for an additional six months following the end of the exercise period otherwise applicable to such options;

                    (3) The Executive shall continue to participate in all the Executive welfare benefit plans, including health and medical plans, for six months after termination and shall be entitled to (a) reimbursement of COBRA payments to maintain medical and dental insurance up to 18 additional months for said coverage and (b) the use of one or more executive out-placement services, designated by the Executive and paid for by the Corporation; and

                    (4) The Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to three (3) times the Executive's Total Compensation as of the time of such termination. Such payment shall be made within thirty (30) days following said termination. In the event of the Executive's death, any amounts payable under this Agreement shall be paid to the beneficiary (or beneficiaries) designated by the Executive and in such amounts or proportions as the Executive shall so designate. If no beneficiary is designated by the Executive or if none shall survive the Executive, then any amounts payable under this Agreement shall be paid to the Executive's surviving spouse, if any, or, if no such surviving spouse exists, to the Executive's estate.

               (iii)     DISABILITY.

                    (1) If, following a Disability termination, the Executive becomes entitled to and receives disability benefits under any disability payment plan sponsored and maintained by the Corporation, the amount otherwise payable by the Corporation to the Executive pursuant to Section 3.3(a) shall be reduced, on a dollar-for-dollar basis, but not below zero, by the amount of any such disability benefits received by him, but only to the extent such benefits are attributable to payments made by the Corporation.

                    (2) The Executive shall have the right in his sole discretion after the Disability Effective Date to engage in regular employment (whether as an employee of another entity or as a self-employed person) and shall have no obligation to perform further services for the Corporation.

          (b)  VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE

               In case of a Voluntary Termination or a termination for Cause, the Executive shall be entitled to his Basic Compensation accrued to the Date of Termination and any benefits or awards vested prior to such date, including, without limitation, his right to exercise any vested stock options. Except as otherwise provided in this Agreement or under any employee benefit plan maintained by the Corporation, the Corporation shall have no further obligations to the Executive.

          (c)  RETIREMENT.

               (i) Upon the Retirement of the Executive, the Executive shall receive the payments set forth in Sections 3.3(a)(i), 3.3(a)(ii)(1), (2) and
(3). In addition, the Executive shall receive all retirement benefits he is eligible to receive under the Corporation's employee benefit plans, subject to the terms and conditions of such plans.

               (ii) The Executive shall have the right in his sole discretion after his Retirement to engage in regular employment (whether as an employee of another entity or as a self-employed person) and shall have no obligation to perform further services for the Corporation.

          (d)  ADJUSTMENTS FOR CERTAIN PAYMENTS.  For purposes of this
Section, (i) "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section);
(iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all federal, state and local taxes imposed on the Executive with respect thereto, including the tax imposed under Section 4999 of the Code, determined by applying the highest applicable marginal rates which apply to the Executive's taxable income; (iv) "Present Value" shall mean such value determined in accordance with
Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the largest aggregate amount of Agreement Payments which (a) is less than the sum of all Agreement Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were made.

          Anything in this Agreement to the contrary notwithstanding, in the event a certified public accounting firm designated by the Executive (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Agreement Payments would meet the definition of a "Reduced Amount." If said firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount. The aggregate amount by which the Agreement Payments are reduced to arrive at the Reduced Amount shall be referred to as the "Foregone Amount."

          If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Corporation in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Corporation may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Corporation and the Executive and shall be made within thirty (30) days of a termination of employment of the Executive. As promptly as practicable following such determination, the Corporation shall pay to, or distribute for the benefit of, the Executive such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Agreement Payments as become due to the Executive under this Agreement.

          While it is the intention of the Corporation and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive which the Accounting Firm believes has a high probability of success or otherwise, determines that an Overpayment has been made, any such overpayment paid or distributed by the Corporation to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting

Firm determines that an Underpayment has occurred, any such underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

          Notwithstanding the foregoing, at the election of the Executive, the Reduced Amount shall be the largest amount of Agreement Payments which may be made without causing any Payment to be subject to tax under Section 4999 of the Code.

ARTICLE IV.    PURPOSE; NONCOMPETITION

     SECTION 4.1 PURPOSE. The Corporation recognizes that the Executive is a key executive of the Corporation and is expected to be a factor in the growth and success of the Corporation. The Corporation also recognizes that the continued success of the Corporation depends, to a significant degree, upon the effective performance of the Executive's duties as set forth in this Agreement. Therefore, one of the primary purposes of this Agreement is to provide for the long-term financial security of the Executive and his family so that he will be better able to direct his undivided attention to the successful performance of his duties on behalf of the Corporation.

     SECTION 4.2 CONFIDENTIAL INFORMATION. In the Executive's position of responsibility with the Corporation he has access to, and familiarity with, all of the business methods and confidential information of the Corporation and its affiliates, including, but not limited to, its exploration and development techniques and information, its service and organizational techniques, its expansion projects, its personnel training and development techniques, its petroleum exploitation, exploration and development techniques, and its petroleum exploration and development information. Therefore, in order to protect the business and good will of the Corporation, the Executive shall be bound by the following provisions for the periods prescribed below.

     SECTION 4.3 NONCOMPETITION. Except with respect to the exploration for, and the production and marketing of, oil and gas which shall be controlled by
Section 4.4, during the Active Employment Period, the Executive shall not, without the prior written consent of the Corporation, directly or indirectly engage in, or assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever; provided that ownership of not more than 2% of the outstanding stock of a corporation traded on a national securities exchange or quoted on NASDAQ shall not of itself be viewed as assisting or having an active interest), or be employed by, or act as an agent for, advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is, or is about to become, directly or indirectly engaged in any business that competes substantially with, or is substantially similar to, any business or proposed business of the Corporation or any subsidiary or affiliate of the Corporation, provided that the restrictions set forth in this Section 4.3 shall not apply to any geographical area in which the Corporation or a subsidiary or affiliate of the Corporation has not conducted any business, or has not had any business in the planning or development stage, within one year prior to the date of the Executive's activities otherwise referred to in this
Section 4.3.

     SECTION 4.4 OIL AND GAS INTEREST OWNERSHIP. For the same time periods and with respect to the same capacities as set forth in Section 4.3, except as required by the Corporation, the Executive shall not in any manner (whether through employment by another corporation or otherwise) participate in, or own directly or indirectly any interest
(whether working, royalty, overriding royalty or other) in, any oil and gas lease or prospect or any partnership or other entity engaged in oil and gas exploration or production unless such proposed participation or interest shall first have been approved in writing by a committee duly appointed for such purpose by the Board in accordance with guidelines to be established by the Board or such committee or shall have been acquired by the Executive prior to the Effective Date, provided that in no event shall any proposed participation or interest require time commitment by the Executive during his active employment other than that involved in making the investment decision relating thereto and in obtaining the Corporation's approval thereof.

     SECTION 4.5 CORPORATE OPPORTUNITY. Except as to such actions within the ordinary course of the Executive's employment by the Corporation which the Executive in good faith believes to be in the best interests of the Corporation, the Executive shall not at any time during his Active Employment Period, without the prior written consent of the Corporation: (i) request or advise any supplier, or other person, firm, partnership, association, corporation or business organization, entity or enterprise having business dealings with the Corporation or any subsidiary or affiliate of the Corporation to withdraw, curtail or cancel such business dealings; or (ii) disclose to any competitor or potential competitor of the Corporation or any subsidiary or affiliate of the Corporation any trade secret, know-how or knowledge relating to costs, products, equipment, merchandising and marketing methods, oil and gas exploration and/or production, business plans, or research results used by, or useful to, the Corporation or any subsidiary or affiliate of the Corporation; or (iii) induce or attempt to influence any executive of the Corporation or any subsidiary or affiliate of the Corporation to terminate, or in any way violate the terms of, his or her employment.

ARTICLE V.  MISCELLANEOUS

     SECTION 5.1    ENFORCEABILITY.

          If the scope of any provision of this Agreement is too broad to permit enforcement of such provision to its fullest extent, then such provision shall be enforced to the maximum extent permitted by applicable law, and, if necessary, the scope of any such provision may be judicially modified (to the extent necessary in any proceeding brought to enforce such provision) and thereafter fully enforced.

     SECTION 5.2    REMEDIES

          The parties acknowledge that the remedy at law for any breach of any of a party's obligations hereunder would be inadequate and consent to the granting of temporary and permanent injunctive relief in any proceeding brought to enforce any of such provisions without the necessity of proof of actual damages; provided, however, that the foregoing shall not be construed to limit any other right or remedy available to the Corporation or the Executive at law or in equity, and all such rights and remedies shall be cumulative to the extent permitted by applicable law, and the exercise of any one or more of such rights or remedies shall be without prejudice to the exercise of any other such right or remedy.

     SECTION 5.3    RESIGNATION AS BOARD AND COMMITTEE MEMBER

          Unless otherwise requested by the Board, upon the termination of his employment for any reason, the Executive hereby agrees that he shall simultaneously submit his resignation as a member of the Board, Boards of Directors of the Company's subsidiaries and the NYLOG Investment Committee in writing on or before the date he ceases to be an Executive of the Corporation. If the Executive fails or neglects to submit such resignations in writing, the Corporation shall be permitted to deem the Executive to have submitted his written resignation as such member effective on the same date that the Executive ceases to be an executive of the Corporation. If the Executive continues to serve as a member of the Board at the request of the Board after his termination of employment, the Executive shall be entitled to all benefits provided to other Board members who are not employees of the Corporation.

     SECTION 5.4    NO OFFSET; ENFORCEMENT OF AGREEMENT

          The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others, except as provided in Section 3.3(a)(iii). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Corporation agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2) of the Code and amounts sufficient to reimburse the Executive for all tax liabilities due in respect of such payments of legal fees and expenses; provided however, if an action brought by the Executive, or if the Executive's defense of an action brought by the Corporation, is finally determined to be without merit by a court of competent jurisdiction, the Executive shall refund amounts paid by the Corporation for legal fees, taxes and interest pursuant to this Section 5.4.

     SECTION 5.5    ASSIGNMENT BY THE EXECUTIVE; SUCCESSORS

          (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) Except as is otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive, his spouse, heirs, executors and administrators, provided, however, that the obligations of the Executive hereunder shall not be delegated.

          (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     SECTION 5.6    WAIVER

          Failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     SECTION 5.7    NOTICE

          Any notice required or desired to be given pursuant to this Agreement shall be sufficient if in writing sent by registered or certified mail to the addresses hereinafter set forth above or to such other address as any party hereto may designate in writing, transmitted by hand delivery or by registered or certified mail to the other; provided, the failure by the Executive to observe the notice provisions hereof shall not in any way limit, reduce or effect the Executive's rights and benefits hereunder.

     SECTION 5.8    POST-TERMINATION CONSULTING AND NONCOMPETITION

          If the Executive receives a Reduced Amount pursuant to Section 3.3(b), the Corporation shall, for a period of up to 3 years following his termination of employment (i) retain the Executive as a consultant and (ii) cause the Executive to be bound by the provisions of Article IV concerning noncompetition, amended appropriately to take into account the fact the Executive is no longer an employee of the Corporation. The Executive, as a consultant, shall consult on such matters and under such terms and conditions as shall be mutually agreed upon by the Corporation and the Executive. The Executive shall be paid for such agreement not to compete and consulting services at an annual rate equal to his Total Compensation, provided, however, the

Corporation shall be under no obligation to retain the Executive as a consultant, and, except as expressly agreed by the Executive, the Executive shall have no obligation not to compete and to consult, for a period of time greater than that time necessary for the Executive to earn and receive consulting and noncompetition payments equal to the Foregone Amount.

     SECTION 5.9    APPLICABLE LAW

          This Agreement shall be governed by the laws of the State of Texas.

     SECTION 5.10   TAXES

          The Corporation may deduct from all amounts paid under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

     SECTION 5.11   ENTIRE AGREEMENT

          The parties hereto agree that this Agreement (together with, to the extent benefits or rights are otherwise affected by this Agreement, any employee benefit plan maintained or sponsored by the Corporation) contains the entire understanding and agreement between them and supersedes all previous agreements and arrangements, if any, relating to the employment of the Executive. This Agreement shall not be amended, modified or supplemented in any respect except by an agreement in writing signed by the Executive and the Corporation.

          IN WITNESS WHEREOF, the Corporation and the Executive have duly executed this Agreement as of the day and the year first above written.


Attest:                                AMERICAN EXPLORATION COMPANY


                                       By:
- -----------------------------             -------------------------------
                                       Name:     John M. Hogan
                                       Title:    Senior Vice President and
                                                   Chief Financial Officer

Witness:                               EXECUTIVE


- -----------------------------          ----------------------------------
                                       Mark Andrews


                                     -29-